EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of BRF — Brasil Foods S.A. (formerly named Perdigao S.A.) (the “Company”) and to the incorporation by reference therein of our report dated February 9, 2007 (except for Note 25, as to which the date is June 8, 2007), with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG Auditores Independentes S/S
Sao Paulo, Brazil
July 9, 2009